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EXHIBIT 99.1

ON HAWAIIAN AIRLINES LETTERHEAD

FOR RELEASE                                   Contact:  Keoni Wagner
Monday, January 6, 1997                       (808) 838-6778


HAWAIIAN AIRLINES RETIRES $10.25 MILLION NOTE TO AMERICAN AIRLINES

HONOLULU - Hawaiian Airlines, Inc. (ASE and PSE: HA) has retired a $10.25 million note issued to American Airlines, Inc. The secured promissory note, issued in January, 1996, had a maturity date of September 11, 2001. The note was prepaid in late December, 1996 for $9.20 million, at a discount of $1.05 million. The note had represented approximately 50 percent of the company's outstanding long-term debt, excluding capital lease obligations, as of September 30, 1996.

On January 31, 1996, the company entered into certain arrangements with American and its parent company, AMR Corporation (NYSE: AMR), pursuant to which American accepted the note in settlement of $10.0 million in lease and maintenance obligations under Hawaiian's DC-10-10 aircraft lease agreements with American, and $250,000 in related transaction fees.

Hawaiian Airlines, the nation's 12th largest airline, provides scheduled and charter air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and five West Coast gateway cities and two destinations in the South Pacific.